Exhibit 10.14

EXECUTION VERSION

ISSUER SALE AND CONTRIBUTION AGREEMENT, dated as of December 16, 2019 (this Agreement), between BC PARTNERS LENDING CORPORATION, a corporation incorporated under the law of the State of Maryland and sole shareholder (the Sole Shareholder) of GREAT LAKES BCPL FUNDING LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the Issuer).

WHEREAS:

A.The Issuer and U.S. Bank National Association, a national banking association, as trustee on behalf of the Secured Parties (the Trustee) are parties to an Indenture, dated as of December 16, 2019 (the Indenture), pursuant to which the Issuer issued Notes to the Holders.

B.The Sole Shareholder has agreed to purchase the Notes initially issued pursuant to the Indenture on the Closing Date for consideration in the form of cash and participation interests in certain Acceptable Loans to the Issuer as set forth herein.

C.In accordance with Section 7.8(f) of the Indenture, the consent of the Majority Noteholders is required in order for the Issuer to accept any contribution other than contributions which the Sole Shareholder is entitled or required to make under the Issuer Sale and Contribution Agreement.

D.To induce the Holders to accept changes in the composition of the Portfolio Assets, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sole Shareholder has agreed to sell certain assets to the Issuer and to make capital contributions to the Issuer in the circumstances described herein.  Accordingly, the parties hereto agree as follows:

Interpretation

1.

Capitalized terms used but not defined herein have the respective meanings given to such terms in the Indenture.  In addition, as used herein, the following terms have the following respective meanings:

Acceptable Loan: A Loan that, at the time of the proposed contribution of such Loan pursuant to this Agreement, the Issuer would be permitted to acquire as a Portfolio Asset pursuant to Section 12.2 of the Indenture.

Asset Valuation Report Period: Each calendar quarter ending on March 31, June 30, September 30 and December 31.

Expense Contribution Amount: With respect to any Expense Contribution Event, has the meaning given to such term in the definition of "Expense Contribution Event".

Expense Contribution Event: With respect to any date of determination, the giving of notice by the Trustee to the Sole Shareholder pursuant to Section 10.3(c) of the Indenture that the aggregate Administrative Expenses payable at any time during a Monthly Period exceeds, or will exceed, the sum of Cash and Eligible Investments then credited to the Expense Account (such excess, the Expense Contribution Amount).

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Full Valuation: With respect to any Portfolio Asset that is an Illiquid Loan, a valuation of such Portfolio Asset by the Initial Valuation Company or a Fallback Valuation Company where both updated core economic metrics and technical spreads are used for purposes of such valuation.

Illiquid Event Date: The meaning specified in Section 8.

Interest Coverage Ratio: With respect to any Portfolio Asset that is an Illiquid Loan and any date of determination, the ratio of (a) LTM EBITDA of the relevant Portfolio Asset Obligor to (b) Interest Expense for such period.

Interest Expense: With respect to any Portfolio Asset and any specified period, the sum, for the Portfolio Asset Obligor and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), of the following:  (a) all interest in respect of Indebtedness (including the interest component of any payments in respect of capital lease obligations) accrued or capitalized during such period (whether or not actually paid during such period) plus (b) the net amount payable (or minus the net amount receivable) under any hedging agreements relating to interest during such period (whether or not actually paid or received during such period).

Performance Trigger: With respect to any Illiquid Loan and any date of determination, a performance test which will be triggered if:

(a)the most recently reported Consolidated Leverage Ratio for such Illiquid Loan (or, if a substantially equivalent leverage-related economic metric is utilized in the related Underlying Instruments, such leverage-related economic metric as defined therein) increases by more than the product of (A) 0.5 multiplied by (B) the Consolidated Leverage Ratio (or such equivalent leverage-related economic metric) as of the latest Inclusion/ Amendment Date with respect to such Illiquid Loan;

(b)the most recently reported Interest Coverage Ratio for such Illiquid Loan (or, if a substantially equivalent interest coverage-related economic metric is utilized in the related Underlying Instruments, such interest coverage-related economic metric as defined therein) is either (i) less than the product of (A) 0.9 multiplied by (B) the Interest Coverage Ratio (or such equivalent interest coverage-related economic metric) as of the latest Inclusion/ Amendment Date with respect to such Illiquid Loan or (ii) less than 1.20:1:00; or

(c)the most recently reported LTM EBITDA for such Illiquid Loan (or, if a substantially equivalent EBITDA-related economic metric is utilized in the related Underlying Instruments, such economic metric as defined therein) decreases by more than 10% of the LTM EBITDA (or such equivalent EBITDA-related economic metric) as of the latest Inclusion/ Amendment Date with respect to such Illiquid Loan.

Required Expense Equity Contribution: The meaning given to such term in Section 2(b).

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Spread Refresh Valuation: With respect to any Portfolio Asset that is an Illiquid Loan, a valuation of such Portfolio Asset by the Initial Valuation Company or a Fallback Valuation Company where only updated technical spreads are used for purposes of such valuation.

Voluntary Contribution/Sale: The meaning given to such term in Section 2(c).

All references to “contribute” or “contribution” (or any of its correlatives) by the Sole Shareholder of loans to the Issuer shall be deemed to be references to: (a) any contribution of such loans by the Sole Shareholder to the Issuer and/or (b) any sale, transfer or assignment, as applicable, of such loans (or grant of any participation interests in such loans) by the Sole Shareholder to the Issuer.

Sale/Transfer of Loans by Sole Shareholder; Contribution of Additional Capital

2.

(a)

Initial Sale and Initial Contribution: The Sole Shareholder hereby irrevocably commits to purchase the Notes from the Issuer on the Closing Date for an aggregate purchase price of USD 30,769,231, which purchase price will be paid on the Closing Date and will consist of (i) cash in the amount of USD 13,728,446 from the proceeds of the transactions contemplated hereby and by the Indenture and (ii) the grant by the Sole Shareholder to the Issuer of participation interests in Acceptable Loans, with a settlement date, with respect to the participation interests in Acceptable Loans so granted, that occurs on or prior to the Closing Date, and with an aggregate Market Value no less than USD 17,040,785 (the payment and granting of such consideration to the Issuer on the Closing Date in exchange for the issuance of the Notes, the Initial Sale).  The Sole Shareholder also commits to make a cash equity contribution to the Issuer on the Closing Date in connection with the transactions contemplated hereby and by the Indenture in an amount equal to USD 6,271,554 (such equity contribution, the Initial Contribution).

(b)

Required Expense Equity Contribution: With respect to each Expense Contribution Event that occurs during the period from (and including) the Signing Date to (and including) the date on which all of the Notes have been repaid in full and all Administrative Expenses (including anticipated further expenses of the Trustee) have been paid in full, the Sole Shareholder hereby irrevocably commits to contribute additional equity capital to the Issuer in Cash by wire transfer in immediately available funds in an amount no less than the applicable Expense Contribution Amount (each such contribution, a Required Expense Equity Contribution).

(c)

Voluntary Contribution and/or Sale: The Sole Shareholder may (but is not obliged to), from time to time, make additional (i) contributions to the Issuer or (ii) sales to the Issuer, in each case, in the form of Cash by wire transfer in immediately available funds and/or by the sale, assignment or transfer of Acceptable Loans, which, in the case of a sale, assignment or transfer of Acceptable Loans to the Issuer, may be in exchange for the increase in the funded principal amount of the Notes in accordance with the provisions of the Indenture (each such contribution or sale, a Voluntary Contribution/Sale).

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(d)	Timings for contributions:
(i)

Initial Sale and Initial Contribution: The Initial Sale shall be effectively settled, and the Initial Contribution shall be consummated, in each case by the Sole Shareholder by no later than 4:00 p.m. (New York City time) on the Closing Date.

(ii)

Required Expense Equity Contribution: All Required Expense Equity Contributions shall be paid by the Sole Shareholder to the Expense Account within one Business Day following the notification from the Trustee that an Expense Contribution Event has occurred.

(iii)	Voluntary Contribution/Sale:
(A)

If any Voluntary Contribution/Sale is the form of Cash, such contribution or sale shall be paid into the Collection Account at such date as notified by the Sole Shareholder to the Trustee, the Collateral Manager, the Issuer and the Valuation Agent.

(B)

If any Voluntary Contribution/Sale is in the form of an Acceptable Loan, the Sole Shareholder shall transfer such Acceptable Loan to the Issuer for credit to the Custodial Account, and cause all proceeds of such Acceptable Loan to be deposited into the Collection Account in accordance with Section 10.2 of the Indenture, and the Sole Shareholder shall notify the Trustee, the Collateral Manager, the Issuer and the Valuation Agent of (x) the Portfolio Asset Trade Date of such Acceptable Loan(s) and (y) the settlement date of the acquisition of such Acceptable Loan.

(e)

Each contribution or sale made pursuant to this Section 2 shall, immediately upon receipt, deposit or crediting to the Expense Account, Collection Account or Custodial Account, as applicable, form a part of the Collateral.

(f)

Unless the Majority Noteholders have provided their prior written consent, the Sole Shareholder may not make any equity contribution to the Issuer other than the Initial Sale, the Initial Contribution, Required Expense Equity Contributions, and Voluntary Contributions/Sales.

Representations and Warranties

3.

(a)	Basic Representations

The Sole Shareholder represents as of the date hereof and each date of contribution or sale of a Loan by the Sole Shareholder to the Issuer, the Trustee and the Valuation Agent until the payment in full of the Notes as follows (provided that with respect to clause (vii) only, the Sole Shareholder continuously represents (regardless of whether any contribution or sale is or made by the Sole Shareholder to the Issuer) to the Issuer, the Trustee and the Valuation Agent with effect on and from the date hereof until the payment in full of the Notes):

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(i)	Status. It is duly organized and validly existing under the law of the jurisdiction of its organization or incorporation and, if relevant under such law, in good standing.
(ii)

Powers.  It has the power and authority to execute this Agreement and any other documentation relating to this Agreement to which it is a party, to deliver this Agreement and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement and such other documentation and has taken all necessary action to authorize such execution, delivery and performance.

(iii)

No Violation or Conflict.  Such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its property or any contractual restriction binding on or affecting it or any of its property, except to the extent that such violation of or conflict with any such contractual restriction could not reasonably be expected to have a material adverse effect on (a) the Holders of any Class A Notes, (b) the Issuer’s ability to perform its obligations under any Transaction Document to which it is party, (c) any Portfolio Asset or (d) the rights or remedies of UBS under the Transaction Documents.

(iv)

Consents.  All governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with, except to the extent that any failure to obtain such consent could not reasonably be expected to have a material adverse effect on (a) the Holders of any Class A Notes, (b) the Issuer’s ability to perform its obligations under any Transaction Document to which it is party, (c) any Portfolio Asset or (d) the rights or remedies of UBS under the Transaction Documents.

(v)

Obligations Binding.  This Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, rehabilitation, conservation, moratorium or similar laws affecting rights of its creditors generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(vi)

Absence of Litigation.  There is not pending or, to its knowledge, threatened against it or any of its subsidiaries any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that could reasonably be expected to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.

(vii)	Ownership of Issuer. It is the sole shareholder of the Issuer.

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(b)	Loan Representations

The Sole Shareholder represents and warrants to the Issuer, the Trustee and the Valuation Agent on each date of contribution or sale of a Loan by the Sole Shareholder to the Issuer as follows (with respect to Loans contributed hereunder both before and after the Closing Date):

(i)	Each Loan sold, transferred, assigned or contributed by the Sole Shareholder under this Agreement was originally acquired by the Sole Shareholder for fair value at the time of such acquisition.
(ii)

As of the applicable settlement date of the relevant contribution hereunder, the Sole Shareholder is or was the sole owner with good and marketable title of, and the right to transfer, each Loan that it contributes to the Issuer hereunder, free and clear of any security interest, lien or other adverse claim.  All actions necessary under the law of any relevant jurisdiction (other than United States bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally) and under the terms of the relevant Loan to effect a sale of such Loan to the Issuer have been or will have been taken on the date of the relevant sale to the Sole Shareholder and the date of the contribution or sale thereof (as applicable) to the Issuer.  All actions necessary under the law of any relevant jurisdiction (other than United States bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or transfer or other similar laws relating to or affecting the rights of creditors generally) and under the terms of the relevant Loan to effect a sale (if any) of any Loan to the Sole Shareholder and the subsequent contribution or sale (as applicable) of such Loan to the Issuer, in each case, to be taken by the Sole Shareholder, have been or will have been taken on the date of the relevant sale (if any) to the Sole Shareholder and the date of subsequent contribution or sale thereof (as applicable) to the Issuer. Except as otherwise permitted pursuant to this Agreement, no sale of such Loan to the Sole Shareholder or to the Issuer has been, or will be, made by any holder of equity in the Sole Shareholder.

(iii)

With respect to any Loan contributed to the Issuer hereunder that was acquired by the Sole Shareholder from any Person, the assignment or other transfer documentation governing such acquisition by the Sole Shareholder from such Person:

(A)	was entered into on arms’ length terms,
(B)

provides for the assignment or other transfer of all of such Person’s right, title and interest in, to and under such Loan (other than interest, fees and similar amounts accrued to or as of the date of assignment or other transfer that are customarily paid to sellers),

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(C)	does not give such Person the option to revoke the relevant assignment or other transfer under any circumstances (whether by a redemption payment or a payment from any other source of funds),
(D)

does not (1) give such Person the right to exercise any continuing control of any kind over the relevant Loan under any circumstances (including with respect to any disposition of such Loan by the Sole Shareholder or any transferee thereof) or (2) restrict in any matter the ability of the Sole Shareholder (or any transferee thereof) to exercise any control over such Loan, including the right to dispose of such Loan and to exercise voting and other consensual rights in respect of such Loan,

(E)

does not impose an obligation upon or provide a right to such Person to repurchase or reacquire such Loan other than by reason of a material breach of any of the representations, warranties and covenants referred to in the following clause (F),

(F)

does not provide for any other recourse of the Sole Shareholder or the Issuer to such Person (whether with respect to the performance by the relevant obligor(s) under such Loan or otherwise, including collection risk) other than recourse for breach of representations, warranties or covenants and related indemnification obligations of such Person that are substantially similar to (and in any event no more favorable to the Sole Shareholder or the Issuer in any material respect than) the representations, warranties, covenants and indemnities applicable to the seller in standard transfer documentation published by the LSTA,

(G)

does not provide for any future or further payment participation or other consideration of any kind to be paid or delivered to such Person with respect to such Loan (other than interest, fees and similar amounts accrued to or as of the date of assignment or other transfer that are customarily paid to sellers),

(H)

provides for the payment by the Sole Shareholder of the purchase price for such acquisition on or prior to the related settlement date and notification to the obligor on such Loan of such acquisition and

(I)	by its terms reflects or is not inconsistent with the parties’ intent that such assignment was an absolute assignment and transfer.

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(J)

If any of the foregoing representations in this subsection (iii) is untrue or inaccurate for any reason, then to the extent it would cause such representation to be more true or accurate, the Sole Shareholder hereby waives (x) such provision or portion thereof of such assignment or other transfer documentation that causes such representation to be untrue or inaccurate and (y) all rights and remedies of the Sole Shareholder against any Person arising from any such provision or portion thereof (and such Person shall be deemed to constitute an express third party beneficiary of such waiver and is entitled to enforce such waiver without any action or notice or acceptance hereof or reliance hereon, all as if such Person were a party hereto).

(iv)

The Sole Shareholder (A) has made its own independent credit evaluation in order to acquire each Loan that is contributed hereunder and (B) has not, and will not in the future, rely primarily on the credit of any Person from which it has acquired any Loan that is being contributed hereunder in making any investment decision with regard to its purchase of such Loan from such Person, but will instead rely primarily on the collectability of such Loan.  With respect to each Loan that is contributed hereunder, any Person from which the Sole Shareholder acquired such Loan (1) has no obligation to pay the Sole Shareholder’s costs of collection of such Loan, (2) has no obligation to pay or reimburse the Sole Shareholder for paying taxes in respect of such Loan that accrue after the transfer thereof to the Sole Shareholder and (3) has no obligation to provide any financing or credit support (whether by guarantee or otherwise) to the Sole Shareholder or the Issuer in respect of such Loan or the Notes.

(c)

The Sole Shareholder represents and warrants to the Issuer, the Trustee and the Valuation Agent as of the date of acquisition by the Issuer of any Loan, that the Sole Shareholder would be entitled to receive all interest payments on such Loan free of U.S. federal or foreign withholding tax or, in the case of foreign withholding tax, would be entitled to receive "gross up" payments that cover the full amount of such withholding taxes, in each case, if they held such Loan directly.

Covenants

4.

The Sole Shareholder shall from time to time execute and deliver such further documents and do such other acts and things as the Issuer or the Valuation Agent may reasonably request in order fully to effect the purposes of this Agreement.

5.

The Sole Shareholder shall not cause the filing of a petition in bankruptcy against or on behalf of the Issuer until the payment in full of all Notes issued under the Indenture and the expiration of a period equal to one year and a day, or, if longer, the applicable preference period plus one day, following such payment.

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6.	Tax:

(a) The Sole Shareholder shall not make any election or take any action, or cause the Issuer to make or take such an election or action, that would cause the Issuer to be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

(b) The Sole Shareholder shall not transfer any shares in the Issuer or cause the Issuer to register a transfer of any shares if such transfer would cause the Issuer to have more than one owner for U.S. Federal income tax purposes or otherwise would cause the Issuer to be treated other than as disregarded as an entity separate from the Sole Shareholder.

7.

The Issuer shall not acquire any Loan from an Affiliate of the Sole Shareholder and the Sole Shareholder shall not contribute hereunder any Loan that was originally acquired by the Sole Shareholder from an Affiliate of the Sole Shareholder.

8.

The Sole Shareholder shall ensure that the Initial Valuation Company or a Fallback Valuation Company provides the following to the Valuation Agent in respect of each Portfolio Asset that (x) was, as of the related Inclusion Date, an Illiquid Loan or (y) becomes, on any day following the Inclusion Date, an Illiquid Loan (the date on which such event occurs, the Illiquid Event Date for such Portfolio Asset):

(a)	in the case of the initial valuation for such Illiquid Loan:
(i)

with respect to each Portfolio Asset acquired by the Issuer that is an Illiquid Loan as of the related Inclusion Date other than an Illiquid Loan that was originally advanced less than three months prior to the related Inclusion Date, a Full Valuation on or before the Inclusion Date of such Illiquid Loan;

(ii)

with respect to each Portfolio Asset acquired by the Issuer that is an Illiquid Loan as of the related Inclusion Date and was originally advanced less than three months prior to such Inclusion Date, a Full Valuation within 20 calendar days of the last day of the Asset Valuation Report Period following the Asset Valuation Report Period in which such Inclusion Date occurs; and

(iii)

with respect to each Portfolio Asset acquired by the Issuer that becomes an Illiquid Loan after the related Inclusion Date, a Full Valuation within 20 calendar days of the last day of the Asset Valuation Report Period following the Asset Valuation Report Period in which the relevant Illiquid Event Date occurs; and

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(b)	thereafter, for so long as such Portfolio Asset remains an Illiquid Loan as of the last day of the relevant Asset Valuation Report Period:
(i)

if and for so long as no Performance Trigger has been triggered and is continuing for such Portfolio Asset, a Spread Refresh Valuation in respect of such Illiquid Loan within 20 calendar days of the last day of each Asset Valuation Report Period, provided that (A) no fewer than one Full Valuation shall be provided in each continuous twelve calendar month period with respect to each such Portfolio Asset and (B) if the Valuation Agent determines in good faith that an event has occurred with respect to a Portfolio Asset or the related Portfolio Asset Obligor that may have resulted or is reasonably likely to result in a decline in the creditworthiness of such Portfolio Asset without such decline yet being reflected in the Performance Trigger metrics, the Valuation Agent shall be entitled to request a Full Valuation in lieu of a Spread Refresh Valuation for up to three Portfolio Asset Obligors with respect to any Asset Valuation Report Period by notifying the Sole Shareholder of their identities no less than three Business Days prior to the last day of such Asset Valuation Report Period for delivery within 20 calendar days of the last day of such Asset Valuation Report Period; and

(ii)

if and for so long as any Performance Trigger has been triggered and is continuing for such Portfolio Asset, a Full Valuation within 20 calendar days of the last day of each Asset Valuation Report Period.

Withholding Taxes

9.

If the Sole Shareholder is required to deduct or withhold from the contribution contemplated by Section 2 hereof any tax, then the Sole Shareholder will pay an amount equal to such shortfall to the Issuer.

Waiver

10.

No failure on the part of either party or any third party beneficiary hereof to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The remedies provided herein are cumulative and not exclusive of any remedies provided by law.

Notices

11.

All notices and other communications in respect of this Agreement (including, without limitation, any modifications of, or requests, waivers or consents under, this Agreement) shall be given or made to a party at its address specified in Section 14.3 of the Indenture.  Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given if in writing and mailed, first class postage prepaid, hand delivered, sent by overnight courier service, by facsimile in legible form or by e-mail transmission to any address previously furnished in writing to the other parties hereto and third party beneficiaries hereof by a party hereto.

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Amendments; Successors; Assignments

12.

(a)

No amendment, modification or waiver in respect of this Agreement will be effective unless in writing (including a writing evidenced by e-mail (PDF) or facsimile transmission) and executed by each of the parties with the prior written consent of the Valuation Agent.

(b)

This Agreement (and each amendment, modification and waiver in respect of this Agreement) may be executed and delivered in counterparts (including by e-mail (PDF) or facsimile transmission), each of which will be deemed an original.

(c)

This Agreement shall be binding upon and inure to the benefit of the Sole Shareholder and the Issuer and their respective successors and permitted assigns.  The Trustee shall be a third party beneficiary of this Agreement.

(d)

Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by either party without the prior written consent of the other party and the Valuation Agent.  Any purported transfer that is not in compliance with this Section 12 will be void.

Governing Law; Submission to Jurisdiction; Etc.

13.

(a)

Governing Law.  This Agreement, shall be construed in accordance with, and this Agreement and any matters arising out of or relating in any way whatsoever to this Agreement (whether in contract, tort or otherwise), shall be governed by, the law of the State of New York.

(b)

Submission to Jurisdiction.  With respect to any suit, action or proceedings relating to this Agreement (Proceedings), each party irrevocably (i) submits to the non-exclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan in New York City and of the United States District Court for the Southern District of New York, and any appellate court from any thereof, and (ii) waives any objection which it may have at any time to the laying of venue of any Proceedings brought in any such court, waives any claim that such Proceedings have been brought in an inconvenient forum and further waives the right to object, with respect to such Proceedings, that such court does not have any jurisdiction over such party.  Nothing in this Agreement precludes either party from bringing Proceedings in any other jurisdiction, nor will the bringing of Proceedings in any one or more jurisdictions preclude the bringing of Proceedings in any other jurisdiction.

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Waiver of Jury Trial

14.

EACH OF THE SOLE SHAREHOLDER AND THE ISSUER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  Each party hereby (i) certifies that no representative, agent or attorney of the other has represented, expressly or otherwise, that the other would not, in the event of a Proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this paragraph.

Contributions and Sales

15.

Each of the parties hereto acknowledge and agree that this Agreement is not a contract (i) to issue a security of the Issuer or (ii) to make a loan or to extend other debt financing or financial accommodations to or for the benefit of the Issuer, as referenced in Section 365(e)(2)(B) of the United States Bankruptcy Code, as amended.  Each of the Issuer, and the Sole Shareholder, on behalf of itself, further acknowledges and agrees that the transactions contemplated by this Agreement are made for reasonably equivalent value.  The Sole Shareholder represents to the Issuer and to the third party beneficiaries hereof that neither the Issuer nor the Sole Shareholder is insolvent at this time, will not be rendered insolvent by this Agreement and do not intend by the transactions contemplated in this Agreement to incur debts beyond their ability to repay those debts.

Severability

16.

If any term, provision, covenant or condition of this Agreement, or the application thereof to any party hereto or any circumstance, is held to be unenforceable, invalid or illegal (in whole or in part) for any reason (in any relevant jurisdiction), the remaining terms, provisions, covenants and conditions of this Agreement, modified by the deletion of the unenforceable, invalid or illegal portion (in any relevant jurisdiction), will continue in full force and effect, and such unenforceability, invalidity, or illegality will not otherwise affect the enforceability, validity or legality of the remaining terms, provisions, covenants and conditions of this Agreement, as the case may be, so long as this Agreement, as the case may be, as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the deletion of such portion of this Agreement, as the case may be, will not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties.

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Benefits of Agreement

17.

Each of the Trustee and the Valuation Agent shall be an express third party beneficiary of (i) each agreement, covenant and obligation in this Agreement (including, without limitation, any right to make a determination, receive a notice, report or certificate, make a request, give consent or direct a disposition expressed as being exercisable by the Trustee or Valuation Agent hereunder) and (ii) the representations, warranties and covenants made under Sections 3, 4, 5, 6, 7 and 8 hereof.  Nothing in this Agreement, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Trustee and the Valuation Agent, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Rights of Trustee

18.

In acknowledging this Agreement, the Trustee shall have all the rights, benefits, protections, indemnities and immunities afforded to it under the Indenture, including Article 6 thereof.  The Trustee shall have no obligation to monitor or determine whether any Loan is an Illiquid Loan or whether a Performance Trigger has occurred with respect to any Loan.

- signature page follows -

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

BC PARTNERS LENDING CORPORATION,
as Sole Shareholder

By:	/s/ Edward Gilpin
Name:	Edward Gilpin
Title:	Chief Financial Officer

Contribution Agreement - Signature Page

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GREAT LAKES BCPL FUNDING LTD.,
as Issuer

By:	/s/ Pamela Sen-Gupta
Name:	Pamela Sen-Gupta
Title:	Director

Contribution Agreement - Signature Page

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Acknowledged by the following as a third party beneficiary:

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Maria D. Calzado
Name:	Maria D. Calzado
Title:	Senior Vice President

Contribution Agreement - Signature Page

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Acknowledged by the following as a third party beneficiary:

UBS AG, London Branch,
as Valuation Agent

By:	/s/ Richard Y. Smith
Name:	Richard Y. Smith
Title:	Authorised Signatory

By:	/s/ Owen Ticar
Name:	Owen Ticar
Title:	Authorised Signatory

Contribution Agreement - Signature Page

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